Exhibit 99.2

BioSig Issues April 2020 Shareholder Update Letter

●	Information on the progress of our subsidiary ViralClear Pharmaceuticals and Vicromax(tm) – a broad-spectrum orally administered anti-viral candidate for COVID-19

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Upon receipt of FDA approval, Phase II clinical trial is planned to be conducted at Mayo Clinic and is set to commence within the next several weeks under the leadership of Andrew D. Badley, M.D., Chair of the COVID-19 Task Force

●	Update on the PURE EP(tm) System commercial implementation at leading centers across the country and patient enrollments into first clinical trials

Westport, CT, April 17, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology Company commercializing a proprietary biomedical signal processing platform, today announced that the Company has issued an April 2020 Letter to Shareholders providing highlights on the Company’s recent developments and updates.

Recent Company Highlights include:

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The Company’s recent acquisition of the rights to develop Vicromax(tm), an anti-viral candidate which has demonstrated strong activity against COVID–19 cell cultures by reducing the viral production by over 98% in in-vitro laboratory tests, and is seeking to commence FDA-approved clinical trials

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Updates on BioSig’s core business in the commercial implementation of the PURE EP(tm) System that has generated vast amounts of clinical data, initiated new installations, and commenced its first commercial discussions

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BioSig’s growing industry presence through its participation in the 25th Annual International AF Symposium attended by over 1,500 key industry partners and a Spotlight Session by Andrea Natale, M.D., Executive Medical Director, Texas Cardiac Arrhythmia Institute at St. David’s Medical Center

●	Strengthened balance sheet through closing a $10 million common stock placement in February.

“There are many extremely exciting developments that have occurred within the past several weeks in addition to the accomplishments of our core business in the first quarter,” stated Kenneth L. Londoner, Founder, Chairman and CEO of BioSig Technologies, Inc. “Our shareholder letter provides important updates on our early commercialization efforts, progress with our ongoing and planned clinical trials, sets out plans for the rest of the year and provides an update on the progress with our subsidiary, ViralClear Pharmaceuticals. Despite the challenges experienced by global economies as a result of the current pandemic, we believe that BioSig is well-positioned for success, and the core values of our entire Company continue to serve as a foundation for creating the potential for future growth”.

To view the Company’s Shareholder Letter in its entirety, please visit https://ir.biosig.com

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Vicromax(tm) is intended to be an orally administered, broad-spectrum anti-viral agent that has demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. The product candidate has completed Phase I and three Phase II trials in other indications.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Shareholder contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133